                                                                    EXHIBIT 99.2

                                 LOAN AGREEMENT

     THIS LOAN AGREEMENT (this "Loan Agreement") is made as of this 21st day of August, 1998 between METROTRANS CORPORATION, a Georgia corporation, as borrower ("Borrower") and THE MAYFLOWER CORPORATION PLC or an Affiliate thereof, ("Lender").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Borrower has requested that Lender make available to Borrower a revolving credit facility permitting advances of up to Fifteen Million Dollars ($15,000,000) at any one time outstanding; and

     WHEREAS, Lender is willing to extend such financing to Borrower subject to the terms and conditions set forth herein;

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged by the parties hereto, Borrower and Lender hereby agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     Section 1.1  Defined Terms.  When used herein the following terms shall
                  -------------
have the following meanings (terms in the singular to have the same meaning when used in the plural and vice versa) and capitalized terms used herein and not otherwise defined herein shall have the meanings given to such terms in the NationsBank Loan Agreement:

     "Advance" or "Advances" shall mean the amount advanced by Lender to Borrower pursuant to Article 2 hereof on the occasion of any borrowing.

     "Agreement" shall mean this Agreement.

     "Agreement Date" shall mean the date as of which this Agreement is dated.

     "Available Commitment" shall mean, at any time, the difference between (a) the commitment in effect on such date minus (b) the aggregate principal amount of all Loans outstanding on such date.

     "Borrower" shall mean Metrotrans Corporation, a Georgia corporation.

     "Borrower Common Stock" shall mean the common stock par value $0.01 of Borrower.

     "Business Day" shall mean a day on which banks are open for the transaction of business required for this Agreement in London, England and Atlanta, Georgia.

     "Commitment" shall mean the obligation of Lender to make Advances to Borrower from time to time, pursuant to the terms hereof in the aggregate amount outstanding of Fifteen Million Dollars ($15,000,000.00).

     "Default" shall mean any of the events specified in Section 8.1 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event an Event of Default.

     "Default Rate" shall mean a simple interest rate per annum equal to the Default Rate (as defined in the NationsBank Loan Agreement) plus 2.5%.

     "Dollars" shall mean lawful currency of the United States of America.

     "Event of Default" shall mean any of the events specified in Section 8.1 hereof, provided that any requirement for notice or lapse of time has been satisfied.

     "General Agreement" means the Agreement dated August __, 1998 between Borrower, Lender and certain shareholders of Borrower.

     "Indebtedness" shall mean, with respect to any Person, (a) all items, except items of partners' equity or capital stock or surplus or general contingency or deferred tax reserves, which in accordance with GAAP, consistently applied, would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person, (b) all direct or indirect obligations secured by any Lien to which any property or asset owned by such Person is subject, whether or not the obligation secured thereby shall have been assumed, (c) to the extent not otherwise included, all obligations of other Persons which such Person has guaranteed, including but not limited to, all obligations of such Person consisting of recourse liability with respect to accounts receivable sold or otherwise disposed of by such Person, and (d) to the extent not otherwise included, all Capitalized Lease Obligations of such Person and all obligations of such Person with respect to leases constituting part of a sale and leaseback arrangement.

     "Interest Period" shall mean the period beginning on the date such Advance is made and ending on the last day of the calendar month in which such Advance is made, provided, however, that if an Advance is made on the last day of any calendar month, it shall have an Interest Period ending on, and its Payment Date shall be, the last day of the following calendar month.

     "Lender" shall mean The Mayflower Corporation plc or any Affiliate thereof.

     "Loans" shall mean, collectively, the amounts advanced by Lender to Borrower under the Commitment, not to exceed the Commitment, and evidenced by the Note.

     "Loan Documents" shall mean this Agreement, the Note and all other documents, agreements, certificates, reports, and instruments now or hereafter executed in connection herewith or contemplated hereby.

     "Materially Adverse Effect" shall mean any act, omission, or undertaking which would, singly or in the aggregate, have a materially adverse effect upon the business, assets, liabilities, financial condition, results of operations, or business prospects of Borrower or any of its Subsidiaries or upon the ability of Borrower or any of its Subsidiaries to perform any material obligations under this Agreement or any other Loan Document; in any case, whether resulting from any single act, omission, situation, status, event, or undertaking, together with other such acts, omissions, situations, statuses, events, or undertakings.

     "Maturity Date" shall mean August 20, 2003 or such earlier date as payment of the remaining outstanding principal amount of the Loans or of all remaining outstanding Obligations shall be due (whether by acceleration or otherwise).


     "NationsBank" means NationsBank, N.A.

     "NationsBank Consent" means the written consent of NationsBank to the transactions contemplated by this Agreement in form and substance reasonably acceptable to Lender.

     "NationsBank Loan Agreement" means the Loan Agreement, dated as of September 5, 1997 between Metrotrans Corporation and NationsBank, N.A., and all amendments, renewals, extensions, refundings or refinancings thereof.

     "NationsBank Loan Agreement Interest Rate" means (i) the interest rate as in effect from time to time under the NationsBank Loan Agreement or (ii) if the NationsBank Loan Agreement is no longer in effect, the Prime Rate. A copy of the NationsBank Loan Agreement, as amended through the Agreement date, is attached hereto as Exhibit 4.

     "Note" shall mean that certain promissory note dated as of the Agreement Date in the original principal amount of Fifteen Million Dollars ($15,000,000.00) issued to Lender by Borrower, substantially in the form of
Exhibit 1 attached hereto, and any other notes executed and delivered by Borrower to Lender with respect to the Loan, and any amendments, renewals or extensions of the foregoing.

     "Obligations" shall mean (a) all payment and performance obligations of every kind, nature and description of Borrower, its Subsidiaries and any other obligors to Lender under this Agreement and the other Loan Documents (including any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to Borrower or any of its Subsidiaries or any other such obligor, whether or not such claim is allowed in such bankruptcy action), as they may be amended from time to time, or as a result of making the Loans, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or tortious, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising and (b) the obligation to pay an amount equal to the amount of any and all damage which Lender may suffer by reason of a breach by Borrower, any of its Subsidiaries, or any other obligor, of any obligation, covenant or undertaking with respect to this Agreement or any other Loan Document.

     "Payment Date" shall mean the last day of any Interest Period.

     "Permitted Liens" shall mean, as applied to any Person:

          (a) Any Lien in favor of Lender given to secure the Obligations;

          (b) (i) Liens on real estate for real estate taxes not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person's books in accordance with GAAP, but only so long as no foreclosure, distraint, sale or similar proceedings have been commenced with respect thereto and remain unstayed for a period of thirty
     (30) days after their commencement;

          (c) Liens of carriers, warehousemen, mechanics, laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves or appropriate provisions shall have been made therefor;


          (d) Liens incurred in the ordinary course of business in connection with worker's compensation and unemployment insurance;

          (e) Easements, rights-of-way, restrictions and other similar encumbrances on the use of real property which do not interfere with the ordinary conduct of the business of such Person, or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of such Person;

          (f) Purchase money security interests, which are perfected automatically by operation of law, only for the period (not to exceed twenty (20) days) of automatic perfection under the law of the applicable jurisdiction, and limited to Liens on assets so purchased;

          (g) Liens reflected by Uniform Commercial Code financing statements filed in respect of Capitalized Lease Obligations permitted hereunder and true leases of Borrower or any of its Subsidiaries;

          (h) Liens incurred in the ordinary course of business reflected by Uniform Commercial Code financing statements filed in respect of vehicles on which Borrower is reflected as the owner but the lease and related title have been assigned or otherwise conveyed to a third party;

          (i) Other Liens outstanding on the Agreement Date;

          (j) Other Liens in an amount not to exceed $500,000 in the aggregate at any time outstanding;

          (k) Liens on any asset of any corporation, partnership or other Person existing at the time such Person is merged or consolidated with or into Borrower or a Subsidiary in accordance with this Agreement and not created in contemplation of such event; and

          (l) Liens existing on any asset prior to the acquisition thereof by Borrower or a Subsidiary in accordance with this Agreement and not created in contemplation of such acquisition.

     "Person" shall mean an individual, corporation, partnership, limited liability company trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

     "Prime Rate" shall mean, at any time, the fluctuating and floating rate per annum equal to the rate of interest announced by NationsBank as its reference rate for the determination of interest rates for loans of varying maturities in Dollars to United States residents of varying degrees of creditworthiness and being quoted by NationsBank as its "prime rate". The Prime Rate in effect as of the close of business of each day shall be the applicable Prime Rate for that day and each succeeding non-business day of NationsBank, in determining the applicable Prime Rate. If NationsBank shall cease announcing a

Prime Rate, the parties hereto shall mutually agree on a comparable reference rate for purposes of this Agreement.


     "Request for Advance" shall mean a certificate designated as a "Request for Advance," signed by an Authorized Signatory requesting an Advance hereunder, which shall, among other things, (a) specify the date of the Advance, which shall be a Business Day and the amount of the Advance, (b) state that there shall not exist, on the date of the requested Advance and after giving effect thereto, a Default, as of the date of such Advance and after giving effect thereto, (c) as to Advances which will increase the principal amount of the Loans then outstanding, state that the proceeds of the Advance are needed by Borrower to provide working capital and/or to fund capital expenditures of Borrower approved by the Board of Directors of Borrower and (d) state the NationsBank Loan Agreement Interest Rate as in effect on the date of the Request for Advance, as certified to by an Authorized Signatory of Borrower in the Request for Advance.

     "Schedule of Permitted Advances" means the schedule attached hereto as
Exhibit 2 which sets forth the amount of permitted Advances.

     "Senior Indebtedness" shall mean all Indebtedness of Borrower outstanding from time to time under the NationsBank Loan Agreement, subject to a maximum amount of $25,000,000.00

     "Subsidiary Guaranty" shall mean each Subsidiary Guaranty in favor of Lender, given by a Subsidiary of Borrower, each substantially in the form of
Exhibit 3 attached hereto.

     Section 1.2  Interpretation.  Each definition of an agreement in this
                  --------------
Article 1 shall, unless otherwise specified, include such agreement as modified, amended, restated or supplemented from time to time in accordance herewith, and except where the context otherwise requires, the singular shall include the plural and vice versa. Except where otherwise specifically restricted, reference to a party to this Agreement or any other Loan Document includes that party and its successors and assigns. All capitalized terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of Georgia on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein.

     Section 1.3  General Cross References.  Unless otherwise specified,
                  ------------------------
references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause in such Article, Section or definition.

     Section 1.4  Cross References to NationsBank Loan Agreement.  Each cross
                  ----------------------------------------------
reference to the NationsBank Loan Agreement shall be deemed a reference to (i) the NationsBank Loan Agreement, or (ii) if the NationsBank Loan Agreement shall no longer be in effect, such reference shall automatically be deemed a reference to substantially similar provisions contained in any new agreement that replaces the NationsBank Loan Agreement or (iii) if the NationsBank Loan Agreement shall no longer be in effect and there shall be no agreement in effect which replaces the NationsBank Loan Agreement, such references shall be deemed references to additional terms provisions to be mutually agreed upon by Borrower and Lender at such time, which provisions will be incorporated into this Agreement.

                                   ARTICLE 2

                                     LOANS

     Section 2.1  The Loans.  Lender agrees, upon the terms and subject to the
                  ---------
conditions of this Agreement, to lend and relend to Borrower from time to time from the Agreement Date until the Maturity Date amounts which do not exceed in the aggregate at any one time outstanding the amount of the Available Commitment as in effect from time to time, provided, however, that such amounts are permitted by the Schedule of Permitted Advances.

     Section 2.2  Manner of Borrowing and Disbursement.  Within two (2)
                  ------------------------------------
Business Days of receipt by Lender of a Request for Advance, Lender shall, subject to the satisfaction of the conditions set forth in Article 3, disburse the amounts of the requested Advance in like funds by transferring the amounts by wire transfer pursuant to Borrower's instructions.

     Section 2.3  Interest.
                  --------

     (a) Interest on each Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the NationsBank Loan Agreement Interest Rate as in effect on the date of the applicable Request for Advance plus 0.50%, in arrears on each applicable Payment Date. Interest on Advances then outstanding shall also be due and payable on the applicable Maturity Date.

     (b) Interest Upon Default.  Immediately upon the occurrence of an Event of
         ---------------------
Default, the outstanding principal balance of the Loans shall bear interest at the Default Rate. Such interest shall be payable on demand, and shall accrue until the earliest of (a) waiver or cure of the applicable Default, (b) agreement by Lender to rescind the charging of interest at the Default Rate, or
(c) payment in full of the Obligations. Lender shall not be required to (x) accelerate the maturity of any of the Loans, or (y) exercise any other rights or remedies under the Loan Documents in order to charge interest hereunder at the Default Rate.

     Section 2.4  Prepayment.  The principal amount of any Advance may be
                  ----------
prepaid in full or in part at any time, without premium or penalty and without regard to the Payment Date for such Advance. A notice of prepayment shall be irrevocable.

     Section 2.5  Repayment.  The principal balance of all Loans shall be due
                  ---------
and payable on the Maturity Date.

     Section 2.6  Manner of Payment.
                  -----------------

     (a) Each payment (including prepayments) by Borrower on account of the principal of or interest on the Loans, fees, and any other amount owed to Lender under this Agreement or the Note shall be made not later than 9:00 a.m. (Atlanta, Georgia time) on the date specified for payment under this Agreement to Lender in Dollars in immediately available funds. Any payment received by Lender after 11:00 a.m. (Atlanta, Georgia time) shall be deemed received on the next Business Day.

     (b) If any payment under this Agreement or the Note shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

     (c) Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under the Note or under any other Loan Document without set-off or counterclaim or any deduction whatsoever and free and clear of all taxes, levies and withholding.


                                   ARTICLE 3

                              CONDITIONS PRECEDENT

     Section 3.1  Conditions Precedent to Initial Advance.  The obligation of
                  ---------------------------------------
Lender to make the initial Advance is subject to the fulfillment of each of the following conditions prior to or contemporaneously with the making of such
Advance:

     (a) Lender shall have received each of the following, in form and substance satisfactory to Lender:

               (i)  duly executed Note;

               (ii) duly executed Subsidiary Guaranty executed and delivered by each Subsidiary of Borrower;

               (iii) legal opinion of Long, Aldridge & Norman LLP, as general counsel to Borrower and its Subsidiaries, addressed to Lender, and dated as of the Agreement Date on such matters as Lender may reasonably request;

               (iv) the NationsBank Consent and any other required consents to the closing of this Agreement or to the execution, delivery and performance of this Agreement and the other Loan Documents, each of which shall be in form and substance satisfactory to Lender;

               (v) a true, complete and correct copy of the resolutions of Borrower authorizing it to execute, deliver and perform this Agreement and the other Loan Documents;

               (vi) copy of the duly executed General Agreement;

               (vii) evidence that the Closing Date of the Purchase of Shares (each as defined in the General Agreement) shall have occurred; and

              (viii) all such other documents as Lender may reasonably request, certified by an appropriate governmental official or an Authorized Signatory if so requested.

     Section 3.2  Conditions Precedent to Each Advance.  The obligation of
                  ------------------------------------
Lender to make each Advance, including but not limited to the initial Advance, is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advance:

          (a) No Default shall then exist or be caused thereby;

          (b) Lender shall have received a duly executed Request for Advance;

     (c) There shall have occurred no Materially Adverse Effect and no event which, in the reasonable opinion of Lender, may be expected to have a Materially Adverse Effect;

     (d) The amount of the Advance shall be permitted by the Schedule of Permitted Advances; and

          (e) Lender shall have received all such other certificates, reports, statements, opinions of counsel or other documents as Lender may reasonably request.

                                   ARTICLE 4

                         REPRESENTATIONS AND WARRANTIES

     Section 4.1  Representations and Warranties.  Each of Borrower and its
                  ------------------------------
Subsidiaries hereby represents and warrants to Lender that:

     (a) Organization; Power; Qualification.  Borrower is a corporation duly
         ----------------------------------
organized, validly existing, is in good standing under the laws of the state of its incorporation. Borrower has had the power and authority, corporate and otherwise, to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted. Each Subsidiary of Borrower is a corporation or partnership, as applicable, duly organized, validly existing and in good standing under the laws of the state of its formation and has the corporate or partnership power (as applicable) and authority to own or lease and operate its properties and to carry on its business as now being and hereafter proposed to be conducted. Borrower and each of its Subsidiaries are duly qualified and is in good standing as a foreign corporation, and authorized to do business, in each jurisdiction in which given the character of its properties or the nature of its business the failure to so qualify or obtain such authorization would have a Materially Adverse Effect.

     (b) Authorization; Enforceability.  Borrower has the power and has taken
         -----------------------------
all necessary action to authorize it to execute, deliver, and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with the terms thereof and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Borrower, and is, and each of the other Loan Documents to which Borrower is a party is, a legal, valid, and binding obligation of Borrower, enforceable in accordance with its terms, subject, as to enforcement of remedies, to the following qualifications: (i) an order of specific performance and an injunction are discretionary remedies and, in particular, may not be available where damages are considered an adequate remedy at law, and (ii) enforcement may be limited by bankruptcy, insolvency, liquidation, reorganization, reconstruction, and other similar laws affecting enforcement of creditors' rights generally (insofar as any such law relates to the bankruptcy, insolvency, or similar event of Borrower).

     (c) Compliance with Other Loan Documents and Contemplated Transactions.
         ------------------------------------------------------------------
The execution, delivery and performance, in accordance with their respective terms, by Borrower of this Agreement and the Note, and by Borrower and its Subsidiaries of each of the other Loan Documents to which they are respectively party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (i) require any consent or approval, governmental or otherwise not already obtained, (ii) violate any material Applicable Law respecting Borrower or any Subsidiary of Borrower, (iii) conflict with, result in a breach of, or constitute a default under the certificate or articles of incorporation or by-laws, as amended, of Borrower or of any Subsidiary of Borrower, or under any material indenture, agreement, or other instrument to which Borrower or any of its Subsidiaries is a party or by which any of them or any of their respective properties may be bound, or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by Borrower or any of its Subsidiaries, except for Permitted Liens.

     (d) Necessary Authorizations.  Borrower and its Subsidiaries have secured
         ------------------------
all Necessary Authorizations, and all such Necessary Authorizations are in full force and effect. None of said Necessary Authorizations are the subject of any pending or, to the best of Borrower's knowledge, threatened attack or revocation, by the grantor of the Necessary Authorization. Neither Borrower nor any Subsidiary is required to obtain any additional Necessary Authorizations in connection with the execution, delivery, and performance, in accordance with the terms of this Agreement or any other Loan Document and the borrowing hereunder.

     (e) No Senior Indebtedness.  Except with respect to $2,000,000.00 of
         ----------------------
Indebtedness owed by Borrower in connection with certain Industrial Development Revenue Bonds originally issued by Spaulding County Development Authority, the Indebtedness of Borrower hereunder ranks and will rank at least equal with all other present and future Indebtedness of Borrower other than Senior Indebtedness.

                                   ARTICLE 5

                               GENERAL COVENANTS

     So long as any of the Obligations are outstanding and unpaid or Borrower shall have the right to borrow hereunder (whether or not the conditions precedent to borrowing have been or can be fulfilled), and unless Lender shall otherwise consent in writing:

     Section 5.1  Visits and Inspections.  Borrower will, and will cause each
                  ----------------------
of its Subsidiaries to, permit representatives of Lender to (a) visit and inspect the properties of Borrower or any of its Subsidiaries during normal business hours, (b) inspect and make extracts from and copies of its books and records, and (c) discuss with its principal officers its businesses, assets, liabilities, financial positions, results of operations, and business prospects. Borrower and each of its Subsidiaries will also permit representatives of Lender to discuss with their respective auditors their respective businesses, assets, liabilities, financial condition, results of operations and business prospects.

     Section 5.2  Use of Proceeds.  Borrower will use the proceeds from the
                  ---------------
Advances only for working capital and/or to fund capital expenditures approved in advance by the Board of Directors of Borrower.

     Section 5.3  Indemnity.  Borrower for itself and on behalf of each of its
                  ---------
Subsidiaries jointly and severally agrees to indemnify and hold harmless the Lender and their Affiliates, employees, representatives, shareholders, officers, directors and counsel (any of the foregoing shall be an "Indemnitee") from and against any and all claims, liabilities, losses, damages, actions, reasonable attorneys' fees of external counsel and expenses (as such fees and expenses are incurred) and demands by any party, including the costs of investigating and defending such claims, whether or not the Borrower, any Subsidiary or the Person seeking indemnification is the prevailing party (a) resulting from any breach or alleged breach by the Borrower or any Subsidiary of the Borrower of any representation or warranty made hereunder; or (b) otherwise arising out of (i) the Commitments or otherwise under this Agreement, any Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the use of the proceeds of Loans hereunder in any fashion by the Borrower or the performance of their respective obligations under the Loan Documents by the Borrower or any of its Subsidiaries, (ii) allegations of any participation by the Lender in the affairs of the Borrower or any of its Subsidiaries, or allegations that the Lender has any joint liability with the Borrower or any of its Subsidiaries for any reason, (iii) any claims against the Lender by any shareholder or other investor in or lender to the Borrower or any Subsidiary, by any brokers or finders or investment advisers or investment bankers retained by the Borrower or by any other third party, arising out of the Commitments or otherwise under this Agreement; or (c) in connection with taxes (not including federal or state income taxes or other taxes based solely upon the revenues of such Persons), fees, and other charges payable in connection with the Loans, or the execution, delivery, and enforcement of this Agreement, the other Loan Documents, and any amendments thereto or waivers of any of the provisions thereof; unless the Person seeking indemnification hereunder is determined to have acted with gross negligence or willful misconduct. The obligations of the Borrower and the Subsidiaries under this Section 5.3 are in addition to, and shall not otherwise limit, any liabilities which the Borrower might otherwise have in connection with any warranties or similar obligations of the Borrower or any of its Subsidiaries in any other Loan Document.


     Section 5.4  Further Assurances.  Borrower will promptly cure, or cause to
                  ------------------
be cured, defects in the creation and issuance of the Note and the execution and delivery of the Loan Documents (including this Agreement), resulting from any act or failure to act by Borrower or any employee or officer thereof. Borrower at its expense will promptly execute and deliver to Lender, or cause to be executed and delivered to Lender, all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements of Borrower in the Loan Documents, including this Agreement, or to correct any omissions in the Loan Documents, or more fully state the obligations set out herein or in any of the Loan Documents, or to make any recordings, to file any notices, or to obtain any consents, all as may be necessary or appropriate in connection therewith as may be reasonably requested.

     Section 5.5  Miscellaneous.  Borrower will comply with each and all of the
                  -------------
covenants contained in Article 5 of the NationsBank Loan Agreement.

                                   ARTICLE 6

                             INFORMATION COVENANTS

     So long as any of the Obligations are outstanding and unpaid or Borrower has a right to borrow hereunder (whether or not the conditions precedent to borrowing have been or can be fulfilled), Borrower will, upon request from Lender, furnish or cause to be furnished to Lender at the address provided in
Section 9.1 hereof, all of the information, documents, certificates, notices, reports and other items contained in Article 6 of the NationsBank Loan Agreement.

                                   ARTICLE 7

                               NEGATIVE COVENANTS

     So long as any of the Obligations are outstanding and unpaid or Lender has any obligation to make Advances hereunder, and unless Lender shall otherwise consent in writing Borrower hereby agrees that:

     Section 7.1  Indebtedness.  Borrower shall not, and shall not permit any
                  ------------
of its Subsidiaries to, create, assume, incur, or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness or liability on account of deposits or advances for borrowed money or for the deferred purchase price of any property or services, except: (a) the Obligations; (b) Trade or accounts payable and/or similar obligations, and accrued expenses, incurred in the ordinary course of business, other than for borrowed money; (c) Indebtedness expressly subordinated to the Obligations upon terms approved in advance by Lender, in writing; (d) Indebtedness existing on the date of this Agreement which is reflected in the financial statements delivered to Lender in connection herewith; (e) Indebtedness secured by Permitted Liens; (f) Indebtedness of Borrower or any of the Subsidiaries to Borrower or any other Subsidiary so long as such Indebtedness is unsecured; (g) Capitalized Lease Obligations to leasing companies incurred in the ordinary course of business, related to sales-type leases for vehicles sold; (h) Other Capitalized Lease Obligations not included in Section 7.1(g) hereof in an aggregate principal amount outstanding at any time not to exceed $500,000; (i) Indebtedness under deferred compensation plans in an aggregate principal amount outstanding at any time not to exceed $1,000,000; (j) Other unsecured Indebtedness of Borrower in an aggregate principal amount outstanding at any time not to exceed $1,000,000; (k) Indebtedness in the form of Guaranties permitted by Section 7.5 of the NationsBank Loan Agreement and (l) Indebtedness outstanding from time to time under the NationsBank Loan Agreement in an aggregate principal amount at any one time outstanding not to exceed $25.0 million.


     Section 7.2  Limitation on Liens.  Borrower shall not, and shall not
                  -------------------
permit any of its Subsidiaries to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for Permitted Liens.

     Section 7.3  Miscellaneous.  Borrower shall comply with Sections 7.3
                  -------------
through and including 7.14 of the NationsBank Loan Agreement.

                                   ARTICLE 8

                                    DEFAULT

     Section 8.1  Events of Default.  Each of the following shall constitute an
                  -----------------
Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule, or regulation of any governmental or non-governmental body:

          (a) Any representation or warranty made under this Agreement or any other Loan Document shall prove incorrect or misleading in any adverse material respect when made or deemed to be made pursuant to Section 4.1 hereof; or

          (b) Borrower shall default in the payment of (i) any interest under the Note or fees or other amounts, unremedied for fifteen (15) days, payable to Lender under any of the Loan Documents, or any of them, when due, or (ii) any principal under the Note when due; or

          (c) Borrower shall default in the performance or observance of any agreement or covenant contained in Article 6 or 7 hereof;

          (d) Borrower shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such Default shall not be cured to Lender's satisfaction within a period of thirty (30) days from the occurrence of such Default;

          (e) There shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents

     (other than this Agreement or as otherwise provided in Section 8.1 of this Agreement) by Borrower, any of its Subsidiaries, or any other obligor thereunder, which shall not be cured within a period of thirty (30) days from the occurrence of such default; or

          (f) There shall occur an Event of Default (as defined in the NationsBank Loan Agreement and subject to any applicable cure periods provided therein or any waivers provided by NationsBank) under the NationsBank Loan Agreement and the principal of and interest on the loans thereunder shall have been accelerated in accordance with the provisions of the NationsBank Loan Agreement.

     Section 8.2  Remedies.  Subject to the provisions of Article 12, if an
                  --------
Event of Default shall have occurred and shall be continuing, Lender shall have the right and option to take any of the actions provided in Section 8.2 of the NationsBank Loan Agreement as if such actions were set forth herein and applicable hereto.

                                   ARTICLE 9

                            [INTENTIONALLY DELETED]


                                   ARTICLE 10

                                 MISCELLANEOUS

     Section 10.1  Notices.
                   -------

     (a) All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid first-class mail or certified mail, return receipt requested, at any time other than during a general discontinuance of postal service due to strike, lockout or otherwise, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) Business Days after the official postmarked date thereof and, if telecopied, shall be followed forthwith by letter and shall be deemed to have been received on the next Business Day following dispatch and acknowledgment of receipt by the recipient's telecopy machine. In addition, notices hereunder may be delivered by hand or overnight courier, in which event the notice shall be deemed effective when delivered. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

               (i)  If to Borrower, to it at:


               Metrotrans Corporation
               777 Greenbelt Parkway
               Griffin, Georgia 30223
               Attn:  Richard M. Bruno
               Telecopy:  (770) 229-1422
     with a copy to:


               Long, Aldridge & Norman
               One Peachtree Center
               Suite 5300
               303 Peachtree Street, N.E.
               Attn:  William Floyd
               Telecopy:  (404) 527-4198

               (ii)  If to Lender, to it at:

     The Mayflower Corporation plc

               Mayflower House
               London Road, Loudwater
               High Wycombe, Buckinghamshire
               HP10 9RF
               Telecopy:  011-44-1494 450607
               Attn:  Mr.  Terry Clapp

     with copies to:


               Philippe Schreiber, Esq.
               26 Sheep Pond Road
               Nantucket, MA 02553
               Telecopy:  (508) 325-5157

               Gibson, Dunn & Crutcher LLP
               200 Park Avenue, 48th Floor
               New York, NY 10166
               Telecopy:  (212) 351-4035
               Attn:  Steven P. Buffone, Esq.

     (b) Any party hereto may change the address to which notices shall be directed under this Section 10.1 by giving ten (10) days' written notice of such change to the other parties.

     Section 10.2  Expenses.  Borrower will promptly pay all reasonable costs
                   --------
and reasonable out-of-pocket expenses of obtaining performance under this Agreement or the other Loan Documents and all reasonable costs and reasonable out-of-pocket expenses of collection if default is made in the payment of the Note, which in each case shall include reasonable fees and expenses of external counsel for Lender actually incurred by Lender.

     Section 10.3  Waivers.  The rights and remedies of Lender under this
                   -------
Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. No failure or delay by Lender in exercising any right shall operate as a waiver of it. Lender expressly reserves the right to require strict compliance with the terms of this Agreement in connection with any funding of a request for an Advance. In the event Lender decides to fund a request for an Advance at a time when Borrower is not in strict compliance with the terms of this Agreement, such decision by Lender shall not be deemed to constitute an undertaking by Lender to fund any further requests for Advances or preclude Lender from exercising any rights available to Lender under the Loan

Documents or at law or equity. Any waiver or indulgence granted by Lender shall not constitute a modification of this Agreement, except to the extent expressly provided in such waiver or indulgence, or constitute a course of dealing by Lender at variance with the terms of this Agreement such as to require further notice by Lender of Lender's intent to require strict adherence to the terms of this Agreement in the future. Any such actions shall not in any way affect the ability of Lender, in its sole discretion, to exercise any rights available to it under this Agreement or under any other agreement, whether or not Lender is a party, relating to Borrower.

     Section 10.4  [Intentionally Deleted]

     Section 10.5  Assignment.
                   ----------

     (a) Borrower may not assign or transfer any of its rights or obligations hereunder or under the Note without the prior written consent of Lender.

     (b) Nothing in this Agreement or the Note, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy, or other claim under this Agreement or the Note.

     Section 10.6  Counterparts.  This Agreement may be executed in any number
                   ------------
of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

     Section 10.7  GOVERNING LAW.  THE PARTIES HEREBY ACKNOWLEDGE AND AGREE
                   -------------
THAT (A) THIS LOAN AGREEMENT AND THE NOTES HAVE, IN PART, BEEN NEGOTIATED IN, EXECUTED AND DELIVERED IN, AND WILL PARTIALLY BE PERFORMED IN, THE STATE OF GEORGIA, AND (B) ALL ADVANCES UNDER THE LOAN WILL BE MADE IN GEORGIA, AND (C) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF GEORGIA.

     Section 10.8  Severability.  Any provision of this Agreement which is
                   ------------
prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

     Section 10.9 [Intentionally Deleted]

     Section 10.10  Headings.  Headings used in this Agreement are for
                    --------
convenience only and shall not be used in connection with the interpretation of any provision hereof.

     Section 10.11  Pronouns.  The pronouns used herein shall include, when
                    --------
appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall conform thereto.

     Section 10.12  Entire Agreement; Amendments.  This Agreement and the other
                    ----------------------------
Loan Documents represent the entire agreement between Borrower and Lender with respect to the Loan and this Agreement and supersede all prior and contemporaneous agreements relating to the subject matter hereof. No amendment or modification of the terms and provisions of this Agreement shall be effective unless in writing and signed by Lender and Borrower.

                                   ARTICLE 11

                                   CONVERSION

     Section 11.1 If (i) Michael Walden exercises the Put (as defined in the General Agreement) in accordance with the terms of the General Agreement or (ii) Lender exercises the Call (as defined in the General Agreement) in accordance with the terms of the General Agreement, Lender or its Affiliate shall have the right at any time thereafter, upon notice to Borrower (the "Conversion Notice")
                                                            -----------------
to convert the outstanding principal, interest, fees and other amounts owing under this Agreement into Borrower Common Stock. The price per share for such conversion shall be the average of the closing bid and asked prices for Borrower Common Stock reported on the Nasdaq National Market, such other exchange or system on which the shares may then be trading for the twenty (20) trading days immediately prior to the date of Lender's or its Affiliate's exercise of its conversion rights or the appraised fair value by an independent appraiser if the Borrower Common Stock is not traded on an exchange.

                                   ARTICLE 12

                                 SUBORDINATION

     Section 12.1  Agreement to Subordinate.  Borrower agrees, and Lender by
                   ------------------------
accepting the Note agrees, that the Indebtedness evidenced hereby and by the
Note is subordinated in right of payment to all Senior Indebtedness to the extent and on the terms set forth in the Subordination Agreement, dated the date hereof, by and among Lender, Borrower and NationsBank, a copy of which is attached hereto as Exhibit 5.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed under seal by their duly authorized officers, all as of the day and year first above written.


                              METROTRANS CORPORATION



                              By:___________________
                              Name:
                              Title:

                              THE MAYFLOWER CORPORATION PLC


                              By____________________
                              Name:
                              Title:

                                   Exhibit 1
                                  Form of Note

                                   Exhibit 2

                         SCHEDULE OF PERMITTED ADVANCES



DATE                           MAXIMUM AMOUNT OF NOTE PERMITTED
                               TO BE OUTSTANDING

August 20, 1998 through        $ 4,500,000.00
December 31, 1998

January 1, 1999 through        $10,000,000.00
June 30, 1999

July 1, 1999 and thereafter    $15,000,000.00

                                   Exhibit 3

                          FORM OF SUBSIDIARY GUARANTY

                                   Exhibit 4

                           NATIONSBANK LOAN AGREEMENT

                                   Exhibit 5

                            SUBORDINATION AGREEMENT

                                       21